Exhibit 99.1

April 13, 2009

To Our Shareholders:

The trends and events that affected our business during fiscal 2009 make it a difficult year to review and characterize. For the first three quarters we were focused on strategies to address rapidly rising material costs and volatile foreign currency exchange rates. During this period the global lift truck market was basically fl at compared to the previous year although by mid year some signs of potential weakening had begun to appear.

Our consolidated sales through the third quarter were up approximately 4%, compared to fiscal 2008 with most of this increase due to appreciating foreign currencies. Net income was down approximately 22%, after adjusting for the impact of a fiscal 2008 insurance settlement. The erosion in net income was due almost entirely to rising materials costs. Through that point in the year, our primary objectives had been to recover increases in material costs, begin adjusting for the predicted moderate decline in the global lift truck market, and continue executing our European restructuring plan.

However, the challenge of meeting these objectives was considerably less in magnitude than the challenges presented by the extraordinary tide of events that hit us, the global lift truck market, and the global economy in the fourth quarter. Through the first nine months of the year global lift truck shipments were up 9% over the previous year. In the fourth quarter they were down 25%. Lift truck factory order rates showed an even steeper decline. By December order rates were running approximately 60% below the previous year. And, unlike previous downturns, this industry downturn was, and remains, global in nature. Virtually all of our world markets are down by comparable percentages.

Early in the fourth quarter we felt that the rapidly declining lift truck market might bottom out near the levels of the 2000-2002 recession. Now that we are several months into the year, it is clear that this cycle, accentuated by global economic trends, is going to be far deeper. Currently, lift truck bookings are at levels not seen since the early 1980’s. The market for construction machinery had been in a somewhat lengthier but equally steep decline – a decline that our construction attachment business fully reflected. As you will note in our year end results, the declines in our construction related business resulted in our writing off the full value of the goodwill associated with our construction attachment business and additional write-offs of other intangibles relating to that business. Although the fourth quarter of fiscal 2009 showed marginal profitability after netting out the impact of the write-offs described above, events in the global economy and the world lift truck market clearly took their toll.

While I could say a great deal more about our experiences in fiscal 2009, I believe the most important part of this letter is a discussion concerning our outlook for the coming year and our response to the unprecedented economic environment our industry is currently experiencing. It is of course impossible to predict how long the current economic situation will last, but at this point we are preparing for a continuing deep recession in our industry lasting at least a year and very possibly up to two years.

Our first and most immediate step has been to reduce our cost structure which regrettably has required us to take some very difficult steps. We have made significant personnel reductions in all regions and all of our manufacturing operations are currently operating on some form of flexible reduced work schedules. Total personnel costs are down by 30% to 35% in North America and Europe compared to last year.

Our second and equally important step is to ensure that we are well positioned to fully respond to market demand when it ultimately does begin to improve. It is imperative that the actions we take during this difficult period do not damage our ability to react quickly and aggressively when the upturn occurs We have emerged from the low points of past economic cycles well prepared to fully capitalize on the cycle upturn and we intend to do so again.

If we ask ourselves whether we have reduced our cost structure to fully reflect the current level of business, the simple answer is no. From a global perspective, probably at least 50% to 60% of our industry’s capacity is idle. As the global market leader, we represent a significant portion of that idle capacity. If we were to fully adjust to current business levels, we would find ourselves unable to respond adequately to a rising market.

That being said, I want to emphasize that we are taking very aggressive steps to rationalize our existing capacity and to make sure that when the cycle turns we are prepared to respond with a fundamentally lower cost structure, particularly in our European operations, an increased ability to serve our customers, and sufficient flexible capacity to capture additional market share. One of the very recent steps in this capacity rationalization activity was the closure of our fork production facility in LaMachine, France. We are evaluating a number of other potential opportunities to adjust and realign capacity resources throughout our global operations during this period.

Our third strategic step is to maintain an aggressive focus on free cash flow as our primary operating metric and to use this free cash flow to reduce our debt. Last year we significantly increased our inventory levels as we sought to stay ahead of rapidly rising materials costs. While it may not be ideal to face a severely depressed market with high inventory levels, they do give us a very good opportunity to generate comparatively high levels of free cash flow.

In summary, our strategic objectives and operating focus for the coming year, and potentially the coming two years are very simple and straightforward: (1) adjust our cost structure as much as possible without impairing our core ability to better serve our customers when the cycle turns; (2) rationalize our production capacity globally to improve our profitability when the cycle turns; and (3) optimize free cash flow to reduce debt. If we can accomplish these objectives, we will be well positioned to come out of this period a stronger industry leader than before.

Every year, on behalf of our board and shareholders, I convey our thanks and gratitude to our employees for their contributions to our success. This year we owe them a very special debt of gratitude for the professionalism, commitment and dedication with which they have responded to very difficult, and often times painful, situations. They are a very special group of people who are the best in the world at what they do. They are also the foundation of our future success.

Sincerely,

President and Chief Executive Officer